EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
SECOND QUARTER 2006 EARNINGS
HOUSTON, TX, July 27, 2006 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that it earned net income of $147.9 million, or $0.84 per fully diluted share for its second quarter ended June 30, 2006, an increase of 23 percent compared to first quarter ended March 31, 2006 net income of $120.3 million, or $0.68 per fully diluted share. Earnings per share increased 140 percent compared to the second quarter of 2005, when the Company earned $61.2 million or $0.35 per fully diluted share. The second quarter of 2005 was the first full quarter following the merger between National-Oilwell, Inc. and Varco International, Inc.
Revenues for the second quarter of 2006 were $1,657.4 million, an increase of 10 percent from the first quarter of 2006 and an increase of 36 percent from the second quarter of 2005. Operating profit for the quarter was $246.6 million, which includes $8.3 million in stock-based compensation expense. Operating profit flow-through, or the increase in operating profit divided by the increase in revenue, was 29 percent from the first quarter of 2006 to the second quarter of 2006, and was 31 percent from the second quarter of 2005 to the second quarter of 2006, excluding Varco merger integration and stock-based compensation from prior periods. The Company discontinued recording integration charges during the second quarter of 2006.
Backlog for capital equipment orders for the Company’s Rig Technology segment at June 30, 2006 rose 30 percent over the prior quarter to $4.1 billion, compared to $3.2 billion at March 31, 2006. New capital equipment orders during the second quarter of $1.5 billion increased 14 percent as compared to the first quarter, as the Company won several major offshore projects.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We are extremely pleased with the very positive results we achieved during this quarter. Strong demand for our oilfield products and services together with efficient execution of our business are driving solid operating margins and growth through each of our business segments. As a sign of our continuing commitment to provide our customers with the best technology, during the second quarter we launched our new Rapid Rig™, an efficient “singles” land rig delivering high speed, safety and performance in a compact drilling package.
Our record backlog for drilling equipment is providing unprecedented visibility, and leads us to believe that our Company will continue to build off of the strong results we have achieved so far this year. I’m extremely proud of the job our employees have done throughout all of our businesses to meet the needs of our customers.”

Rig Technology
Second quarter revenues for the Rig Technology segment were $845.8 million, an increase of 18 percent over the first quarter of 2006 and an increase of 47 percent from the second quarter of 2005. Operating profit for this segment was $136.1 million or 16.1 percent of sales in the second quarter. Operating profit flow-through from the first quarter of 2006 to the second quarter of 2006 was 27 percent, excluding integration charges from the prior period. Revenue out of backlog for the segment was $527 million, an increase of 25 percent over the first quarter.
Petroleum Services & Supplies
Revenues for the second quarter of 2006 for the Petroleum Services & Supplies segment were $589.9 million, up 9 percent compared to first quarter results and up 31 percent from the second quarter of 2005. Operating profit was $129.7 million or 22.0 percent of revenue in the second quarter of 2006. Operating profit flow-through from the first quarter of 2006 to the second quarter of 2006 was 23 percent. Strong sequential revenue growth in fiberglass pipe sales, Mission Mono products, pipe inspection, solids control and instrumentation services across the U.S. and overseas markets overcame seasonal declines in Canada.
Distribution Services
The Distribution Services segment generated second quarter revenues of $319.1 million, a decline of 2 percent or $7.4 million from the first quarter of 2006 and an increase of 24 percent from the second quarter of 2005. Second quarter operating profit was $20.8 million or 6.5 percent of sales, a near record level for the group. Sequentially stronger sales in the United States and international markets were offset by $16.0 million in seasonal revenue declines in Canada due to breakup.
The Company has scheduled a conference call for July 27, 2006, at 10:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2075 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
- more -

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$515.7	$209.4
Receivables, net	1,267.8	1,139.2
Inventories, net	1,536.4	1,198.3
Costs in excess of billings	378.0	341.9
Deferred income taxes	59.1	58.6
Prepaid and other current assets	111.2	50.8

Total current assets	3,868.2	2,998.2

Property, plant and equipment, net	909.3	877.6
Deferred income taxes	53.1	52.2
Goodwill	2,151.7	2,117.7
Intangibles, net	595.9	611.5
Other assets	20.3	21.3

	$7,598.5	$6,678.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$789.6	$568.2
Accrued liabilities	842.0	530.1
Current portion of long-term debt and short-term borrowings	4.5	5.7
Accrued income taxes	88.3	83.2

Total current liabilities	1,724.4	1,187.2

Long-term debt	831.4	835.6
Deferred income taxes	371.6	373.3
Other liabilities	63.5	63.7

Total liabilities	2,990.9	2,459.8

Commitments and contingencies

Minority interest	26.7	24.5

Stockholders’ equity:
Common stock — par value $.01; 175,363,003 and 174,362,488 shares issued and outstanding at June 30, 2006 and December 31, 2005	1.8	1.7
Additional paid-in capital	3,436.9	3,400.9
Deferred stock-based compensation	—	(16.5)
Accumulated other comprehensive income (loss)	44.1	(21.8)
Retained earnings	1,098.1	829.9

	4,580.9	4,194.2

	$7,598.5	$6,678.5

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue:

Rig technology	$845.8	$575.2	$1,561.1	$999.6

Petroleum services and supplies	589.9	451.5	1,130.9	660.6

Distribution services	319.1	258.0	645.6	493.9

Eliminations	(97.4)	(69.0)	(168.4)	(123.5)

Total revenue	1,657.4	1,215.7	3,169.2	2,030.6

Gross profit	400.7	255.2	750.5	417.0

Gross profit %	24.2%	21.0%	23.7%	20.5%

Selling, general, and administrative (1)	154.1	142.6	298.2	228.7

Integration costs	—	10.5	7.9	20.3

Operating profit	246.6	102.1	444.4	168.0

Interest and financial costs	(13.0)	(14.1)	(26.6)	(24.8)
Interest income	3.3	1.5	5.0	2.5
Other income (expense), net	(11.0)	1.1	(14.0)	0.4

Income before income taxes and minority interest	225.9	90.6	408.8	146.1
Provision for income taxes	76.3	28.3	137.6	47.8

Income before minority interest	149.6	62.3	271.2	98.3
Minority interest in income of consolidated subsidiaries	1.7	1.1	3.0	1.5

Net income	$147.9	$61.2	$268.2	$96.8

Net income per share:

Basic	$0.84	$0.35	$1.53	$0.70

Diluted	$0.84	$0.35	$1.52	$0.69

Weighted average shares outstanding:

Basic	175.2	172.3	174.9	138.8

Diluted	176.6	174.2	176.6	140.4

Note (1):	Selling, general, and administrative expense includes stock-based compensation expense of $8.3 million and $4.8 million for the three months ended June 30, 2006 and 2005, respectively, and $15.1 million and $5.9 million for the six months ended June 30, 2006 and 2005, respectively.

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — PRO FORMA SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005 (1)
Revenue:

Rig technology	$845.8	$575.2	$715.3	$1,561.1	$1,118.5

Petroleum services and supplies	589.9	451.5	541.0	1,130.9	853.5

Distribution services	319.1	258.0	326.5	645.6	493.9

Eliminations	(97.4)	(69.0)	(71.0)	(168.4)	(127.4)

Total Revenue	$1,657.4	$1,215.7	$1,511.8	$3,169.2	$2,338.5

Operating profit:

Rig technology	$136.1	$51.9	$100.8	$236.9	$113.2

Petroleum services and supplies	129.7	76.6	118.3	248.0	140.2

Distribution services	20.8	9.6	20.8	41.6	17.2

Unallocated expenses and eliminations	(31.7)	(20.7)	(27.4)	(59.1)	(42.7)

Total operating profit (before integration costs and stock-based compensation)	$254.9	$117.4	$212.5	$467.4	$227.9

Operating profit %:

Rig technology	16.1%	9.0%	14.1%	15.2%	10.1%

Petroleum services and supplies	22.0%	17.0%	21.9%	21.9%	16.4%

Distribution services	6.5%	3.7%	6.4%	6.4%	3.5%

Total operating profit (before integration costs and stock-based compensation)	15.4%	9.7%	14.1%	14.7%	9.7%

Note (1):	The unaudited pro forma results for the six months ended June 30, 2005 represent the combined estimated financial results for National-Oilwell, Inc. and Varco International, Inc. as if the merger occurred at the beginning of each period presented. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the merger. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
PROFORMA EBITDA RECONCILIATION EXCLUDING INTEGRATION COSTS
(Unaudited)
(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005
Reconciliation of EBITDA (Note 1):
GAAP net income	$147.9	$61.2	$120.3	$268.2	$96.8
Provision for income taxes	76.3	28.3	61.3	137.6	47.8
Interest expense	13.0	14.1	13.6	26.6	24.8
Depreciation and amortization	38.7	35.2	38.4	77.1	51.5
Integration costs	—	10.5	7.9	7.9	20.3

EBITDA (Note 1)	$275.9	$149.3	$241.5	$517.4	$241.2

Note (1):	EBITDA means earnings before interest, taxes, depreciation, amortization, and integration costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, (713) 346-7606
Clay.Williams@nov.com